Appleton Reports Third Quarter 2010 Results

APPLETON, Wis., Nov. 8, 2010 /PRNewswire/ --

Third quarter 2010 highlights compared to third quarter 2009:

  Net sales of $214.9 million were up 9.8%
  Net sales of thermal papers were up 25.2% and shipments up approximately 26%
  Net sales of Encapsys® were up 33.7% and shipments up approximately 60%
  Operating income up $3.9 million versus third quarter 2009, $9.4 million versus second quarter 2010
  Debt was $56.2 million lower than in second quarter 2010, $3.0 million lower than year-end 2009
  Improved liquidity to more than $90 million
  Completed the sale of the Performance Packaging operations

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Appleton's third quarter 2010 net sales of $214.9 million increased 9.8 percent compared to third quarter 2009 due to higher shipment volumes and the positive impact of price increases initiated during the first three quarters of the year.

Appleton reported third quarter 2010 operating income of $10.7 million compared to $6.9 million during third quarter 2009. Increasing raw material prices, which continued to negatively impact current quarter results, were offset by favorable price and mix and reduced manufacturing costs. By comparison, third quarter 2009 included a $5.0 million alternative fuels tax credit as a reduction to cost of sales and $4.2 million of additional SG&A expense as a result of the September 2009 voluntary debt-for-debt exchange.

Appleton's net sales for the first nine months of 2010 were $645.7 million, an increase of 12.5 percent compared to net sales for the first nine months of 2009. Appleton reported operating income of $25.2 million for the nine months ended October 3, 2010, compared to $31.1 million of operating income for the same period last year. The negative impact on 2010 results of unfavorable price and mix and higher raw material and utility costs was partially offset by stronger shipment volumes, reduced manufacturing costs and an $8.2 million environmental insurance recovery. In addition, 2009 results included a $13.0 million alternative fuels tax credit recorded as a reduction to cost of sales.

"We delivered on our expectations for improved revenue, shipments and EBITDA performance in the third quarter despite the continued challenges of rising input costs," said Mark Richards, Appleton's chairman, president and chief executive officer.  "We benefitted from increased demand for our products and market share gains driven by strong sales of our Superior carbonless sheet product and our BPA-free thermal receipt paper."

Richards added that the third quarter results also benefitted from numerous price increases the Company implemented during the first three quarters of the year to offset the impact of rapidly rising pulp prices. "We have begun to see the benefit of the price increases on our profit margins as we had anticipated," Richards said. Improved manufacturing performance, especially from the Company's thermal paper operations, also contributed to improved results.

Commenting on the 60 percent increase in shipment volume for the Company's Encapsys microencapsulation division, Richards stated, "Our management team has done a great job of leveraging a core technical capability and nurturing the creation of the Encapsys division. We are encouraged by the rapid and consistent growth Encapsys has achieved and by the prospects for continued growth in this new business division."

The Company's paper mill in West Carrollton, Ohio, returned to full operation in early August following the July collapse of a coal silo that disrupted production at the mill. "The disruption caused by the silo collapse challenged us and our resources in ways that might have overwhelmed a less capable and determined organization. Thanks to employees around the Company, it didn't. Our employees acted with courage and confidence to limit the impact of this disaster on our customers and our company," Richards said. The incident did not result in a material adverse impact on the Company's consolidated financial statements due to the rapid response of all Appleton employees and comprehensive insurance coverage.

Third Quarter and First Nine Months Business Unit Results (dollars in thousands):
	Net Sales for the		Operating Income (Loss) for the
	Three Months Ended		Three Months Ended
	October 3, 2010	October 4, 2009	October 3, 2010	October 4, 2009

Carbonless Papers	$ 117,090	$ 119,953	$ 9,056	$ 14,078
Thermal Papers	89,052	71,139	520	(1,923)
Encapsys	14,163	10,591	2,986	740
Other (Unallocated)	--	--	(1,353)	(4,975)
Intersegment (a)	(5,435)	(5,934)	(518)	(1,068)
	$ 214,870	$ 195,749	$ 10,691	$ 6,852

	Net Sales for the		Operating Income (Loss) for the
	Nine Months Ended		Nine Months Ended
	October 3, 2010	October 4, 2009	October 3, 2010	October 4, 2009

Carbonless Papers	$ 369,715	$ 355,854	$ 21,781	$ 45,953
Thermal Papers	256,428	206,624	(3,841)	(7,666)
Encapsys	37,518	29,310	6,133	1,910
Other (Unallocated)	--	--	3,879	(6,372)
Intersegment (a)	(17,999)	(17,957)	(2,745)	(2,738)
	$ 645,662	$ 573,831	$ 25,207	$ 31,087

(a) Represents the portion of the Encapsys segment relating to encapsulated products provided internally for the production of carbonless papers.

Paper Business

Third quarter 2010 net sales of $206.1 million within the Company's paper business were 7.9 percent higher than third quarter 2009 due to an approximately 4 percent increase in shipment volumes and the positive impact of price increases initiated during the first three quarters of the year. Carbonless net sales decreased 2.4 percent, compared to third quarter 2009, primarily due to decreased volumes caused by the disruption in supply as a result of the temporary interruption of paper mill operations at the West Carrollton, Ohio mill in early July. Net sales of thermal papers increased 25.2 percent, compared to the prior year quarter, due to increased shipment volumes of approximately 26 percent.

Third quarter 2010 operating income of $9.6 million decreased $2.6 million from third quarter 2009 due to inflation of raw materials and utilities (-$8.6 million), alternative fuels tax credit recorded in 2009 (-$5.0 million), net gross profit impact of lower carbonless/higher thermal shipment volumes (-$1.7 million)  and higher distribution costs (-$0.4 million) offset by favorable price and mix (+$6.2 million), reduced manufacturing and other costs (+$3.7 million), reduced start-up costs of the thermal coater at the West Carrollton, Ohio paper mill (+$1.8 million) and reductions in mill curtailments to match customer demand (+$1.4 million).

Paper business net sales for the first nine months of 2010 were $626.1 million which was 11.3 percent higher than the first nine months of 2009 due to a nearly 15 percent increase in shipment volumes. Carbonless net sales increased 3.9 percent, compared to the first nine months of 2009, primarily due to strong international demand as well as the launch of the Company's new Superior carbonless sheet product. Net sales of thermal papers increased 24.1 percent, compared to the prior year, due to increased shipment volumes of approximately 31 percent.

Paper business operating income of $17.9 million for the first nine months of 2010 decreased $20.3 million compared to the first nine months of 2009 due to unfavorable price and mix (-$23.1 million), inflation of raw materials and utilities (-$19.2 million), alternative fuels tax credit recorded in 2009 (-$13.0 million) and higher distribution costs and other (-$2.1 million) offset by reduced manufacturing costs (+$14.6 million), reductions in mill curtailments to match customer demand (+$7.7 million), higher shipment volumes (+$7.6 million) and reduced start-up costs of the thermal coater at the West Carrollton, Ohio paper mill (+$7.2 million).

Encapsys

Encapsys third quarter 2010 net sales of $14.2 million were 33.7 percent higher than third quarter 2009. Third quarter 2010 volumes were approximately 60 percent higher than the prior year quarter. The increase in net sales contributed to a $2.2 million quarter-over-quarter increase in operating income.

During the first nine months of 2010, Encapsys net sales totaled $37.5 million which was 28.0 percent higher than the same period of 2009.  Year-to-date 2010 operating income was $6.1 million compared to $1.9 million for the first nine months of 2009.

Other (Unallocated)

Other (unallocated) includes unallocated corporate expenses. Current quarter costs decreased $3.6 million from third quarter 2009.  Year-to-date 2010 expense was $10.3 million lower than 2009 due to the recording of the $8.2 million Fox River insurance recovery during first quarter 2010. Also, third quarter 2009 charges included $4.2 million of additional expense as a result of the September 2009 voluntary debt-for-debt exchange.

Balance Sheet

At the end of third quarter 2010, the Company held cash balances totaling $9.9 million compared to cash balances of $10.0 million at year-end 2009. At October 3, 2010, total debt decreased to $547.1 million compared to $550.1 million at year-end 2009. In comparison to second quarter 2010, total debt decreased by $56.2 million. By current quarter-end, all outstanding borrowings against the revolving credit facility had been repaid. During the first nine months of 2010, the Company used $22.7 million of cash in operations largely as a result of a $20.0 million increase in working capital as well as a $15.0 million pension payment made during third quarter for the 2009 plan year. In comparison to the end of second quarter 2010, working capital decreased $13.2 million. At the end of the third quarter, the Company had approximately $93.0 million of liquidity. Appleton invested $11.5 million on capital projects and used $23.0 million of cash for financing activities, including mandatory repayments of debt, repayment of the revolving credit facility and net redemption of common stock. Also during third quarter 2010, the Company received $56.0 million in cash proceeds for the July 2010 sale of American Plastics Company, Inc. and New England Extrusion Inc.

Outlook

Richards said the Company entered the fourth quarter with steady demand for its carbonless and thermal products and improving profit margins due to previously implemented price increases. "We expect the product mix to continue to improve for our carbonless segment as we manage demand from domestic and international accounts," Richards said.

Richards noted that in August, the Environmental Working Group released a report revealing that 40 percent of thermal receipts it tested contained high levels of the potentially harmful chemical BPA. The report noted that Appleton discontinued the use of BPA in thermal POS paper in 2006, a fact that was widely reported in the media. "Our position as the only thermal paper producer not using BPA in any of its products has driven volume and market share gains.  Today we announced we are adding visible red fibers to our BPA-free receipt paper because consumers and retail workers asked us to visually distinguish our BPA-free paper from competitive products. We expect the addition of the red fibers will build on our advantage in the marketplace," said Richards.

The Encapsys unit is expected to continue its rapid growth in the specialty chemical and delivery solutions market and exceed its strong first half performance.

Richards said the Company will continue to be challenged by pulp prices that have run contrary to the trends for other commodity inputs during a recession. The Company is expecting no improvements to pulp costs. "We will continue to focus on the elements of our performance that we can control: improving operational efficiencies, reducing waste, controlling spending and increasing cash flow.  That disciplined approach has been the foundation for our success as we have managed our way through the recession," said Richards.

Earnings release conference call

Appleton will host a conference call to discuss its third quarter 2010 results on Tuesday, November 9, 2010, at 11:00 a.m. ET. The call will be broadcast through its Web site, www.appletonideas.com/investors. A replay will be available through December 10.

About Appleton

Appleton creates product solutions through its development and use of coating formulations, coating applications and Encapsys encapsulation technology. The Company produces carbonless papers, thermal papers and Encapsys products. Appleton, headquartered in Appleton, Wisconsin, has manufacturing operations in Wisconsin, Ohio, and Pennsylvania, employs approximately 2,000 people and is 100 percent employee-owned. For more information, visit www.appletonideas.com.

Notice regarding forward-looking statements

This news release contains forward-looking statements. The words "will," "may," "should," "believes," "anticipates," "intends," "estimates," "expects," "projects," "plans," "seek" or similar expressions are intended to identify forward-looking statements. All statements in this news release, other than statements of historical fact, including statements which address Appleton's strategy, future operations, future financial position, estimated revenues, projected costs, prospects, plans and objectives of management and events or developments that Appleton expects or anticipates will occur, are forward-looking statements. All forward-looking statements speak only as of the date on which they are made. They rely on a number of assumptions concerning future events and are subject to a number of risks and uncertainties, many of which are outside the Company's control that could cause actual results to differ materially from such statements. These risks and uncertainties include, but are not limited to, the factors listed under "Item 1A - Risk Factors" in the Annual Report on Form 10-K for the year ended January 2, 2010. Many of these factors are beyond Appleton's ability to control or predict. Given these uncertainties, you should not place undue reliance on the forward-looking statements. Appleton disclaims any obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Table 1
Appleton Papers Inc. Consolidated Statements of Operations (unaudited) (dollars in thousands)
	For the Three Months Ended	For the Three Months Ended
	October 3, 2010	October 4, 2009

Net sales	$ 214,870	$ 195,749
Cost of sales	169,535	153,838

Gross profit	45,335	41,911

Selling, general and administrative expenses	34,644	35,059

Operating income	10,691	6,852

Other expense (income)
Interest expense	16,302	13,987
Debt extinguishment income	--	(37,366)
Interest income	(30)	(10)
Foreign exchange gain	(1,028)	(403)

(Loss) income before income taxes	(4,553)	30,644

Provision for income taxes	136	231

(Loss) income from continuing operations	(4,689)	30,413

Discontinued operations
Income from discontinued operations, net of income taxes	814	1,030

Net (loss) income	$ (3,875)	$ 31,443

Other Financial Data:

Depreciation and amortization of intangible assets	$ 12,662	$ 14,328

Table 2
Appleton Papers Inc. Consolidated Statements of Operations (unaudited) (dollars in thousands)
	For the Nine Months Ended	For the Nine Months Ended
	October 3, 2010	October 4, 2009

Net sales	$ 645,662	$ 573,831
Cost of sales	523,861	447,565

Gross profit	121,801	126,266

Selling, general and administrative expenses	104,775	95,179
Environmental expense insurance recovery	(8,181)	--

Operating income	25,207	31,087

Other expense (income)
Interest expense	49,970	38,209
Debt extinguishment expense (income), net	5,532	(42,746)
Interest income	(75)	(47)
Foreign exchange loss (gain)	332	(1,005)
Other income	--	(820)

(Loss) income before income taxes	(30,552)	37,496

Provision for income taxes	90	133

(Loss) income from continuing operations	(30,642)	37,363

Discontinued operations
Income from discontinued operations, net of income taxes	3,668	2,487

Net (loss) income	$ (26,974)	$ 39,850

Other Financial Data:

Depreciation and amortization of intangible assets	$ 37,376	$ 42,060

Table 3
Appleton Papers Inc. Consolidated Balance Sheets (unaudited) (dollars in thousands)

	October 3, 2010	January 2, 2010

Cash and cash equivalents	$ 9,871	$ 9,963
Accounts receivable	99,099	81,485
Inventories	113,728	112,346
Other current assets	49,015	54,758
Assets of discontinued operations	--	17,772
Total current assets	271,713	276,324

Property, plant and equipment, net	360,541	385,129

Other long-term assets	73,384	96,195

Assets of discontinued operations	--	40,332

Total assets	$ 705,638	$ 797,980

Accounts payable	$ 52,263	$ 55,384
Other current liabilities	111,956	102,536
Liabilities of discontinued operations	--	5,733
Total current liabilities	164,219	163,653

Long-term debt	525,838	544,113

Other long-term liabilities	146,096	189,608
Total equity	(130,515)	(99,394)

Total liabilities & equity	$ 705,638	$ 797,980

CONTACT:  Bill Van Den Brandt, Manager, Corporate Communications of Appleton, +1-920-991-8613, bvandenbrandt@appletonideas.com